MDU Resources Reports First Quarter 2005 Consolidated Earnings and
              Increases Earnings Guidance for 2005


BISMARCK, N.D. - April 19, 2005 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the first quarter of 2005, showing consolidated earnings of $34.2 million, compared to $23.4 million for 2004. Earnings per common share, diluted, were 29 cents, compared to 20 cents per common share for 2004.

Highlights for First Quarter 2005
(Ended March 31, 2005)

     -    Earnings per common share increased 45 percent to 29 cents.

     - Consolidated earnings of $34.2 million, up from $23.4 million.

     - Increased 2005 earnings per share guidance to a range of $1.80 to $2.00, up from previous guidance of $1.70 to $1.90.

"We are pleased with the increased earnings contributions from our natural gas and oil production, utility services, natural gas distribution and pipeline and energy services businesses this quarter," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Seasonal losses at our construction materials and mining segment also were lower this year compared to last year, attributable in large part to improving economic conditions in Oregon and favorable weather conditions at several operating locations.

"We expect that 2005 will be another impressive year for MDU Resources," White said. "Therefore, based on the continued strength of natural gas and oil prices, as well as encouraging results for the first quarter, we are increasing our annual earnings guidance. Projected earnings per share for 2005 are now expected to be in the range of $1.80 to $2.00.

"We at MDU Resources are continuing our journey of helping to build a strong America by providing the natural resource-based products and services that are essential to our country's infrastructure."

In March, the MDU Resources Board of Directors announced the selection of Terry D. Hildestad, 55, as president and chief operating officer of the company, effective May 1. White will remain the company's chairman and chief executive officer until his retirement in August 2006. Hildestad has served since 1993 as president and chief executive officer of Knife River Corp., the construction materials and mining subsidiary of MDU Resources, and began his career with the company in 1974.

        QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

Business Line                      Earnings First       Earnings First
                                    Quarter 2005         Quarter 2004
                                   (In Millions)        (In Millions)

Natural gas and oil production          $28.8                 $25.3
Construction materials and mining        (8.5)                (11.9)
Electric                                  3.1                   3.4
Natural gas distribution                  4.8                   2.3
Pipeline and energy services              3.2                   2.7
Utility services                          2.0                  (1.9)
Independent power production               .7                   3.2
Other                                      .1                    .3
Total                                   $34.2                 $23.4

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

  - Earnings per common share for 2005, diluted, are projected in the range of $1.80 to $2.00, an increase from prior guidance of $1.70 to $1.90.
  - The company expects the percentage of 2005 earnings per common share, diluted, by quarter to be in the following approximate ranges:
          -    Second quarter - 24 percent to 29 percent
          -    Third quarter - 32 percent to 37 percent
          -    Fourth quarter - 22 percent to 27 percent
  - These projections include the estimated effects of the anticipated sale of the Termoceara generating facility located in Brazil, an identified potential natural gas and oil production acquisition expected to close in the second quarter, and an investment in an additional international project.
  - The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.
  - The company anticipates investing approximately $660 million in capital expenditures during 2005.

Natural Gas and Oil Production
Earnings at this segment were $28.8 million, compared to $25.3 million for the same period last year. The increase was a result of average realized natural gas prices that were 10 percent higher and average realized oil prices that were 27 percent higher than a year ago. The positive variance was partially offset by natural gas and oil production volumes on a combined basis that were 4 percent lower than last year as a result primarily of normal declines in both oil and natural gas production and timing-related delays affecting drilling activity in the Powder River Basin. Higher depreciation, depletion and amortization rates also negatively affected earnings.

The following information highlights the key growth strategies, projections and certain assumptions for this segment and includes the effects of the previously mentioned potential acquisition:

  - The company is expecting to drill up to 500 wells in 2005, dependent on the timely receipt of regulatory approvals. Delays in receipt of drilling permits are affecting producers throughout the Rocky Mountain region.
  - In 2005, the company expects a combined natural gas and oil production increase of approximately 6 percent to 10 percent over 2004 levels. A portion of this increase is predicated on the timely receipt of various regulatory approvals and the closing of the potential acquisition.
  - Estimates of natural gas prices in the Rocky Mountain region for May through December 2005 reflected in earnings guidance are in the range of $4.75 to $5.25 per Mcf. The company's estimates for natural gas prices on the NYMEX for May through December 2005 reflected in earnings guidance are in the range of $5.75 to $6.25 per Mcf. During 2004, more than three-fourths of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
  - Estimates of NYMEX crude oil prices for April through December 2005 reflected in earnings guidance are projected in the range of $40 to $45 per barrel.
  - The company has hedged approximately 35 percent to 40 percent of its 2005 estimated annual natural gas production at various indices with prices ranging from a low Ventura index of $4.75 per Mcf to a high NYMEX price of $10.18 per Mcf. Ventura is an index pricing point related to Northern Natural Gas Co.'s system.
  - The company has hedged approximately 35 percent to 40 percent of its 2005 estimated annual oil production at NYMEX prices ranging from a low of $30.70 per barrel to a high of $52.05 per barrel.
  - The company has hedged approximately 5 percent to 10 percent of its 2006 estimated annual natural gas production at various indices with prices ranging from a low Ventura index of $6.00 per Mcf to a high Ventura index of $7.60 per Mcf.
  - The company has hedged approximately 5 percent to 10 percent of its 2006 estimated annual oil production at NYMEX prices ranging from a low of $43.00 per barrel to a high of $54.15 per barrel.

Construction Materials and Mining
The construction materials and mining segment experienced a seasonal first quarter loss of $8.5 million. However, the seasonal loss decreased by $3.4 million from the $11.9 million loss experienced in first quarter of 2004 because of higher demand for ready-mixed concrete, improving economic conditions in Oregon and favorable weather at several operating locations.

William Schneider has been named president and chief executive officer of this business unit, effective May 1. Schneider, 56, has been senior vice president-construction materials of Knife River Corporation since 1999. He joined this business unit in 1993 and has more than 30 years experience in the construction industry.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The company anticipates improved earnings in 2005 as compared to 2004 with an expected return to normal weather conditions in Texas.
  - Aggregate, ready-mixed concrete and asphalt volumes in 2005 are expected to be comparable to 2004 levels.
  - Revenues in 2005 are expected to be somewhat higher than 2004 levels.
  - The company expects that the replacement funding legislation for the Transportation Equity Act for the 21st Century (TEA-21) will be equal to or higher than previous funding levels.
  - Work backlog as of March 31, 2005 was approximately $527 million, compared to $449 million at March 31, 2004.

Electric
Electric segment earnings were $3.1 million for the first quarter, compared to $3.4 million for the same period last year.
Lower retail margins were largely offset by lower operation and maintenance expense, primarily payroll-related costs.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The expected earnings in 2005 are anticipated to be slightly lower than 2004.
  - This segment is involved in the review of potential power projects to replace capacity associated with expiring purchased power contracts and to provide for future growth. Those projects include participation in a proposed 600-megawatt (MW) coal-fired facility to be located in northeastern South Dakota and construction of a 175-MW lignite coal-fired facility (Vision 21) to be located in southwestern North Dakota. An air quality permit application is under review at the North Dakota Department of Health for the 175-MW facility. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Natural Gas Distribution
Earnings at this segment increased to $4.8 million, compared to $2.3 million for the same period last year. The increase was largely attributable to lower operation and maintenance expenses, primarily payroll-related costs, and rate relief approved by various public service commissions.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - The expected earnings for this segment for 2005 are projected to be somewhat higher than the earnings for 2004.
  - In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting an increase of $1.4 million annually, or 4.0 percent. An interim increase of $1.4 million annually was approved by the Commission effective January 10, 2005, subject to refund. A final order is expected in late 2005.
  - In March 2005, a natural gas rate case was filed with the South Dakota Public Utilities Commission for the East River service area requesting an increase of $850,000 annually, or 12.8 percent. A final order is expected in late 2005.

Pipeline and Energy Services
Earnings at this segment were $3.2 million, compared to $2.7 million for the same period last year. Higher gathering rates and lower operation and maintenance expenses were largely offset by decreased transportation and storage rates.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - In 2005, total natural gas gathering and transportation throughput is expected to remain at the record levels achieved in 2004.
  - Firm capacity for the Grasslands Pipeline is currently 90 million cubic feet per day with expansion possible to 200 million cubic feet per day.
  - Transportation and storage rate reductions due to the estimated effects of a Federal Energy Regulatory Commission rate order received in July 2003 and rehearing order received in May 2004 have been reflected in earnings projections.

Utility Services
The utility services segment had earnings of $2.0 million for the first quarter, compared to a $1.9 million loss for the same period last year. Earnings reflect increased workloads and margins from outside electrical line operations, higher equipment sales and rentals and lower general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

  - Revenues are expected to be in the range of $450 million to $500 million in 2005.
  - The company anticipates margins to increase substantially in 2005 as compared to 2004 levels.
  - Work backlog as of March 31, 2005 was approximately $226 million, compared to $174 million at March 31, 2004.

Independent Power Production
Earnings at this business were $756,000, compared to $3.2 million for the same period last year. Investments made in electric-generating facilities since the comparable period a year ago added to earnings, but these positive results were more than offset by the effects of the pending sale of the Brazilian electric-generating facility owned by MPX Termoceara, Ltda. In 2005, the electric-generating facility is being accounted for as an asset held for sale. Revenues were not recognized in 2005 under the original 2002 electric power sales contract, only cost reimbursements from Petrobras pursuant to the sale term sheet. The financial results of the sale will be reflected in the financial statements upon the close of the transaction.

MDU Resources announced in March that its Brazilian partnership with EBX Capital Partners, MPX Holdings, has signed a term sheet with Brazilian state-controlled energy firm Petrobras, suspending arbitration proceedings and providing a framework in principle to sell its MPX Termoceara generating plant to Petrobras. The term sheet provides for the sale to Petrobras of MPX Termoceara for $137 million, subject to adjustments based on Petrobras due diligence and term sheet stipulations. The sale is contingent on the parties entering into a definitive purchase agreement, the satisfactory completion of a due diligence review and audit of MPX Termoceara and certain other matters. It is anticipated that the sale will be complete by mid-year 2005.

The following information highlights the key growth strategies, projections and certain assumptions for this segment and includes the previously mentioned anticipated sale of the Termoceara generating facility as well as an investment in an additional international project:

  - Earnings for 2005 are expected to be lower than 2004 earnings primarily due to benefits realized in 2004 from foreign currency gains, the effects of the embedded derivative in the Brazilian electric power sales contract and as a result of the pending sale of the Brazilian electric generating facility.
  - The company is constructing a 116-MW coal-fired electric generating facility near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant for a term expiring Oct. 31, 2008, with the purchaser having an option for a two-year extension. The projected on-line date for this plant is late 2005.

The company will host a webcast at 1 p.m. EDT April 19 to discuss first quarter earnings results and earnings guidance for 2005. The event can be accessed at www.mdu.com. The replay will be available beginning at 4 p.m. EDT April 19. An audio replay also will be available by calling (877) 519-4471 or (973) 341-3080;
access code 5914097.

Risk Factors and Cautionary Statements that May Affect Future Results The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  - The company's natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which cannot be predicted or controlled.
  - The construction and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company's business and its results of operations.
  - The company's utility services segment operates in highly competitive markets characterized by low margins in a number of service lines and geographic areas. This segment's ability to return to profitability on a sustained basis will depend upon improved capital spending for electric construction services and management's ability to successfully refocus the business on more profitable markets, reduce operating costs and implement process improvements in project management.
  - Economic volatility affects the company's operations as well as the demand for its products and services and, as a result, may have a negative impact on the company's future revenues.
  -  The company relies on financing sources and capital markets.
     If the company is unable to obtain financing in the future, the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.
  - Some of the company's operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities. One of the company's subsidiaries is subject to litigation in connection with its coalbed natural gas development activities. The ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.
  - The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
  - The value of the company's investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.
  - The pending sale of the Termoceara generating facility may impact the company's future earnings. The company has signed a term sheet that provides a framework in principle for the sale of the Termoceara generating facility to Petrobras. As a result of the sale, the company will no longer generate earnings from the project, and there can be no assurance that the company will be able to use the proceeds from the sale in a manner that will provide comparable future earnings.
  - Competition is increasing in all of the company's businesses.
  - Weather conditions can adversely affect the company's operations and revenues.
  - Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
        -    Acquisition, disposal and impairment of assets or facilities
        - Changes in operation, performance and construction of plant facilities or other assets
        -    Changes in present or prospective generation
        - The availability of economic expansion or development opportunities
        -    Population growth rates and demographic patterns
        - Market demand for, and/or available supplies of, energy products and services
        - Cyclical nature of large construction projects at certain operations
        -    Changes in tax rates or policies
        -    Unanticipated project delays or changes in project costs
        - Unanticipated changes in operating expenses or capital expenditures
        -    Labor negotiations or disputes
        - Inability of the various contract counterparties to meet their contractual obligations
        - Changes in accounting principles and/or the application of such principles to the company
        -    Changes in technology
        -    Changes in legal or regulatory proceedings
        - The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company's most recent Form 10-K.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

                         * * * * * * * *
Contacts:
Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959



MDU Resources Group, Inc.


                                           Three Months Ended
                                                March 31,
                                           2005           2004
                                     (In millions, where applicable)
                                              (Unaudited)
Consolidated Statements of Income

Operating revenues:
 Electric                                $   44.3       $   47.0
 Natural gas distribution                   144.9          128.3
 Utility services                           113.9          100.3
 Pipeline and energy services                92.8           84.2
 Natural gas and oil production              87.1           81.0
 Construction materials and mining          187.1          139.4
 Independent power production                 9.8            6.4
 Other                                        1.4             .9
 Intersegment eliminations                  (77.0)         (72.0)
                                            604.3          515.5
Operating expenses:
 Fuel and purchased power                    16.2           16.7
 Purchased natural gas sold                 113.5           94.8
 Operation and maintenance                  330.0          288.6
 Depreciation, depletion and
   amortization                              52.8           49.5
 Taxes, other than income                    26.7           21.9
                                            539.2          471.5
Operating income:
 Electric                                     6.9            8.0
 Natural gas distribution                     8.5            5.0
 Utility services                             4.2           (2.6)
 Pipeline and energy services                 7.3            6.9
 Natural gas and oil production              47.5           42.5
 Construction materials and mining           (9.5)         (16.3)
 Independent power production                  .2             .4
 Other                                        ---             .1
                                             65.1           44.0
Earnings from equity method
  investments                                 1.3            3.4
Other income                                  1.2            1.4
Interest expense                             13.0           13.8
Income before income taxes                   54.6           35.0
Income taxes                                 20.2           11.4
Net income                                   34.4           23.6
Dividends on preferred stocks                  .2             .2

Earnings on common stock:
 Electric                                     3.1            3.4
 Natural gas distribution                     4.8            2.3
 Utility services                             2.0           (1.9)
 Pipeline and energy services                 3.2            2.7
 Natural gas and oil production              28.8           25.3
 Construction materials and mining           (8.5)         (11.9)
 Independent power production                  .7            3.2
 Other                                         .1             .3
                                         $   34.2       $   23.4
Earnings per common share:
 Basic                                   $    .29       $    .20
 Diluted                                 $    .29       $    .20
Dividends per common share               $    .18       $    .17
Weighted average common shares
 outstanding:
 Basic                                      117.8          114.7
 Diluted                                    118.8          115.7

Operating Statistics
Electric (thousand kWh):
 Retail sales                             604,496        621,147
 Sales for resale                         198,000        227,270

Natural gas distribution (Mdk):
 Sales                                     15,837         16,337
 Transportation                             3,966          3,779

Pipeline and energy services
(Mdk):
 Transportation                            21,554         22,389
 Gathering                                 19,974         19,469

Natural gas and oil production:
 Natural gas (MMcf)                        14,427         14,506
 Oil (000's of barrels)                       367            457
 Average realized natural gas price      $   5.02       $   4.57
 Average realized oil price              $  39.68       $  31.16

Construction materials and mining
 (000's):
 Aggregates (tons sold)                     5,906          4,807
 Asphalt (tons sold)                          361            302
 Ready-mixed concrete (cubic yards sold)      660            574

Independent power production:*
 Net generation capacity - kW             279,600        279,600
 Electricity produced and sold
  (thousand kWh)                           37,250         31,355

Other Financial Data
Book value per common share              $  14.02       $  12.93
Dividend yield (indicated annual rate)        2.6%           2.9%
Price/earnings ratio**                       15.0x          15.0x
Market value as a percent of book
 value                                      197.0%         181.7%
Return on average common equity**            13.5%          12.7%
Fixed charges coverage, including
  preferred dividends**                       5.0x           4.7x
Total assets                             $3,787.3       $3,455.5
Total equity                             $1,675.3       $1,524.7
Long-term debt (net of current
 maturities)                             $  907.1       $  878.5
Capitalization ratios:
 Common equity                                 64%            63%
 Preferred stocks                               1              1
 Long-term debt (net of current
  maturities)                                  35             36

                                              100%           100%

 *Excludes equity method investments
 **Represents 12 months ended